                                            Filed Pursuant to Rule No. 424(b)(5)
                                                      Registration No. 333-68747

                             Subject to Completion
            Preliminary Prospectus Supplement dated October 27, 1999

PROSPECTUS SUPPLEMENT
(To prospectus dated May 6, 1999)                     [LOGO] Merrill Lynch
                                                PROTECTED GROWTH(SM) INVESTING
                                      Pursuit of Growth, Protection of Principal

                                2,500,000 Units
                           Merrill Lynch & Co., Inc.
                 Global Market Index Target-Term Securities(R)
                             due November   , 2004
                             "MITTS(R) Securities"
                         $10 principal amount per unit

                                --------------

The MITTS Securities:                   Payment at maturity:


 . 100% principal protection at          . On the maturity date, for each unit
  maturity.                               of the MITTS Securities you own, we
 . No payments before the maturity         will pay you an amount equal to the
  date.                                   sum of the principal amount of each
 . Senior unsecured debt securities of     unit and an additional amount based
  Merrill Lynch & Co., Inc.               on changes in the values of the S&P
 . Linked to the values of the S&P         500 Index, the Nikkei 225 Index and
  500(R) Index, the Nikkei 225 Index      the Euro STOXX 50 Index reduced by
  and the Dow Jones Euro STOXX 50 (SM)    an annual adjustment factor expected
  Index.                                  to be between 1.5% and 2.0%.
 . The MITTS Securities have been        . At maturity, you will receive no
  approved for listing on the American    less than the principal amount of
  Stock Exchange under the trading        your MITTS Securities.
  symbol "GMM".
 . Closing date: November   , 1999.


                  Investing in the MITTS Securities involves risk.
       See "Risk Factors" beginning on page S-9 of this prospectus supplement.

                                --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                          Per unit    Total
                                                          --------    -----
     Public offering price...............................  $10.00  $25,000,000
     Underwriting discount...............................    $          $
     Proceeds, before expenses, to Merrill Lynch & Co.,
      Inc. ..............................................    $          $

     The public offering price and the underwriting discount for any single transaction to purchase:

         (a) between 100,000 units and 499,999 units will be $    per unit
    and $    per unit, respectively, and

         (b) 500,000 units or more will be $    per unit and $    per unit,
    respectively.

                                --------------

                              Merrill Lynch & Co.

                                --------------

          The date of this prospectus supplement is November   , 1999.

"MITTS" and "Market Index Target-Term Securities" are registered service marks and "Protected Growth" is a service mark of Merrill Lynch & Co., Inc.

"Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)", "S&P(R)" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch Capital Services, Inc., and Merrill Lynch & Co., Inc. is an authorized sublicensee.

The Dow Jones Euro STOXX 50 is owned by STOXX LIMITED. The Dow Jones Euro STOXX 50 is a service mark of DOW JONES & COMPANY, INC. and has been licensed for certain purposes by Merrill Lynch & Co., Inc.

(C) 1998 by STOXX LIMITED. All rights reserved.

Euro STOXX 50 is a mark of STOXX LIMITED and has been licensed for certain purposes by Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement


                                                                           Page
                                                                           ----
SUMMARY INFORMATION-Q&A................................................... S-4
  What are the MITTS Securities?.......................................... S-4
  What will I receive on the stated maturity date of the MITTS
   Securities?............................................................ S-4
  Will I receive interest payments on the MITTS Securities?............... S-6
  Who publishes the Underlying Indices and what do they measure?.......... S-7
  How have the Underlying Indices performed historically?................. S-7
  What about taxes?....................................................... S-7
  Will the MITTS Securities be listed on a stock exchange?................ S-8
  What is the role of MLPF&S?............................................. S-8
  Who is ML&Co.?.......................................................... S-8
  Are there any risks associated with my investment?...................... S-8
RISK FACTORS.............................................................. S-9
  You may not earn a return on your investment............................ S-9
  Your yield may be lower than the yield on a standard debt security of comparable maturity.................................................... S-9
  Your return will not reflect the return of owning the stocks included in the Underlying Indices................................................. S-9
  Your return will not be adjusted for changes in currency exchange rates.................................................................. S-9
  There may be an uncertain trading market for the MITTS Securities....... S-9
  Many factors affect the trading value of the MITTS Securities; these factors interrelate in
   complex ways and the effect of any one factor may offset or magnify the effect of another factor............................................... S-10
  Amounts payable on the MITTS Securities may be limited by state law .... S-11
  Risks associated with the Japanese and European securities markets...... S-11
  Purchases and sales by us and our affiliates may affect your return..... S-12
  Potential conflicts..................................................... S-12
  Uncertain tax consequences.............................................. S-12
DESCRIPTION OF THE MITTS SECURITIES....................................... S-13
  Payment at maturity..................................................... S-13
  Hypothetical returns.................................................... S-14
  Adjustments to the Underlying Indices; Market Disruption Events......... S-15
  Discontinuance of an Underlying Index................................... S-16
  Events of Default and Acceleration...................................... S-17
  Depositary.............................................................. S-17
  Same-Day Settlement and Payment......................................... S-20
THE UNDERLYING INDICES.................................................... S-20
  The S&P 500 Index....................................................... S-20
  Computation of the S&P 500 Index........................................ S-20
  Historical Data on the S&P 500 Index.................................... S-22
  License Agreement....................................................... S-22
  The Nikkei 225 Index.................................................... S-23
  The Tokyo Stock Exchange................................................ S-24
  Historical Data on the Nikkei 225 Index................................. S-25
  The Euro STOXX 50....................................................... S-25
  Historical Data on the Euro STOXX 50.................................... S-26
HISTORICAL MONTH-END CLOSING VALUES OF THE HYPOTHETICAL INDEX............. S-28
UNITED STATES FEDERAL INCOME TAXATION..................................... S-28
  General................................................................. S-29

                                                                            Page
                                                                            ----
  U.S. Holders............................................................. S-30
  Hypothetical table....................................................... S-31
  Non-U.S. Holders......................................................... S-32
  Backup withholding....................................................... S-33
  New withholding regulations.............................................. S-33
ERISA CONSIDERATIONS....................................................... S-33
USE OF PROCEEDS AND HEDGING................................................ S-33
WHERE YOU CAN FIND MORE INFORMATION........................................ S-34
UNDERWRITING............................................................... S-34
VALIDITY OF THE MITTS SECURITIES........................................... S-35
INDEX OF DEFINED TERMS..................................................... S-36

                                   Prospectus

                                                                            Page
                                                                            ----
MERRILL LYNCH & CO., INC...................................................   2
USE OF PROCEEDS............................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
 COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS......................   3
THE SECURITIES.............................................................   3
DESCRIPTION OF DEBT SECURITIES.............................................   4
DESCRIPTION OF DEBT WARRANTS...............................................  10
DESCRIPTION OF CURRENCY WARRANTS...........................................  12
DESCRIPTION OF INDEX WARRANTS..............................................  14
DESCRIPTION OF PREFERRED STOCK.............................................  19
DESCRIPTION OF DEPOSITARY SHARES...........................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS....................................  28
DESCRIPTION OF COMMON STOCK................................................  30
DESCRIPTION OF COMMON STOCK WARRANTS.......................................  33
PLAN OF DISTRIBUTION.......................................................  35
WHERE YOU CAN FIND MORE INFORMATION........................................  36
INCORPORATION OF INFORMATION WE FILE WITH THE SEC..........................  36
EXPERTS....................................................................  37

                           SUMMARY INFORMATION--Q&A


     This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Global Market Index Target-Term Securities(R) due November , 2004. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the MITTS Securities, the S&P 500 Index (the "S&P 500"), the Nikkei Stock Average (the "Nikkei 225 Index"), the Dow Jones Euro STOXX 50 Index (the "Euro STOXX 50") and the tax and other considerations that are important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

     References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

     References in this prospectus supplement to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     The S&P 500, the Nikkei 225 Index and the Euro STOXX 50 are referred to collectively as the "Underlying Indices" in this prospectus supplement.

What are the MITTS Securities?

     The MITTS Securities will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The MITTS Securities will rank equally with all of our other unsecured and unsubordinated debt. The MITTS
Securities will mature on November   , 2004. We cannot redeem the MITTS
Securities at any earlier date. We will not make any payments on the MITTS Securities until maturity.

     Each unit of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the section "Description of the MITTS Securities--Depositary" in this prospectus supplement.

What will I receive on the stated maturity date of the MITTS Securities?

     We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the Underlying Indices as reduced by the Adjustment Factor. On the stated maturity date, you will receive a payment on the MITTS Securities equal to the sum of two amounts: the "principal amount" and the "Supplemental Redemption Amount".

Principal amount

     The "principal amount" per unit is $10.

Supplemental Redemption Amount

     The "Supplemental Redemption Amount" per unit will equal the sum of the Index Redemption Amounts for each of the Underlying Indices but will not be less than zero.

     The "Index Redemption Amount" means, for each of the Underlying Indices:


      ( Adjusted Ending Value - Starting Value)    1
$10 X ( --------------------------------------) X  -
      (             Starting Value            )    3


     "Starting Value" for each Underlying Index means the closing value of that Underlying Index on the date the MITTS Securities are priced for initial sale to the public (the "Pricing Date"). We will disclose the Starting Values to you in the final prospectus supplement delivered to you in connection with the sales of the MITTS Securities.

      "Adjusted Ending Value", for each Underlying Index, will be the average of the values of that Underlying Index at the close of the market on five business days shortly before the maturity of the MITTS Securities as reduced on each day by the application of the Adjustment Factor. We may calculate the Adjusted Ending Values by reference to fewer than five or even a single day's closing value if, during the period shortly before the stated maturity date of the MITTS Securities, there is a disruption in the trading of a sufficient number of the component stocks included in any of the Underlying Indices or certain futures or options contracts relating to any of the Underlying Indices.

      The "Adjustment Factor" will be a fixed percentage which is expected to be between 1.5% and 2.0% per year and will be prorated based on a 365-day year and applied over the entire term of the MITTS Securities on each calendar day to reduce the closing values of the Underlying Indices used to calculate the Index Redemption Amounts during the Calculation Period. As a result of the cumulative effect of this reduction, the values used to calculate the Index Redemption Amounts during the Calculation Period at the stated maturity of the MITTS Securities will be approximately 7.23% to 9.53% less than the actual closing values of the Underlying Indices on each day during the Calculation Period. We will determine the Adjustment Factor on the Pricing Date and it will appear in the final prospectus supplement delivered to you in connection with sales of the MITTS Securities. For a detailed discussion of how the Adjustment Factor will affect the value of the Underlying Indices used to calculate the Index Redemption Amounts and the Supplemental Redemption Amount, see "Description of the MITTS Securities--Payment at maturity" in this prospectus supplement.

      For more specific information about the Index Redemption Amounts and the Supplemental Redemption Amount, please see the section entitled "Description of the MITTS Securities" in this prospectus supplement.

      We will pay you a Supplemental Redemption Amount only if the sum of the Index Redemption Amounts is greater than zero. If the sum of the Index Redemption Amounts is less than, or equal to, zero the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.
 Examples

  Here are two examples of Supplemental Redemption Amount calculations assuming an investment term of five years and an Adjustment Factor of 1.75% per year, the midpoint of the expected range of 1.5% and 2.0%:

 Example 1--The sum of the hypothetical Index Redemption Amounts is less than zero at maturity:

  Hypothetical S&P 500 Index Starting Value: 1,281.91
  Hypothetical closing value of the S&P 500 Index at maturity: 1,538.29 Hypothetical Adjusted Ending Value of the S&P 500 Index: 1,409.27

                                                           (  1,409.27 - 1,281.91 )       1
   S&P 500 Index Redemption Amount (per unit)  =   $10  X  (  ------------------- )  X   ---  =    $0.33
                                                           (      1,281.91        )       3

  Hypothetical Nikkei 225 Index Starting Value: 17,671.79
  Hypothetical closing value of the Nikkei 225 Index at maturity: 21,206.15 Hypothetical Adjusted Ending Value of the Nikkei 225 Index: 19,427.57

                                                              (  19,427.57 - 17,671.79 )       1
   Nikkei 225 Index Redemption Amount (per unit)  =   $10 X   (  --------------------- )  X   ---  =    $0.33
                                                              (       17,671.79        )       3

  Hypothetical Euro STOXX 50 Index Starting Value: 3,771.46
  Hypothetical closing value of the Euro STOXX 50 Index at maturity: 3,205.74 Hypothetical Adjusted Ending Value of the Euro STOXX 50 Index: 2,936.87

                                                                 (   2,936.87 - 3,771.46 )       1
   Euro STOXX 50 Index Redemption Amount (per unit)  =   $10 X   (  -------------------  )  X    -  =    -$0.74
                                                                 (        3,771.46       )       3

  Supplemental Redemption Amount = $0.33 + $0.33 - $0.74 = $0.00

  (Supplemental Redemption Amount cannot be less than zero)

  Total payment at maturity (per unit) = $10 + $0 = $10

 Example 2--The sum of the hypothetical Index Redemption Amounts is greater than zero at maturity:

  Hypothetical S&P 500 Index Starting Value: 1,281.91
  Hypothetical closing value of the S&P 500 Index at maturity: 2,051.06 Hypothetical Adjusted Ending Value of the S&P 500 Index: 1,879.03


                                                           ( 1,879.03 - 1,281.91 )      1
   S&P 500 Index Redemption Amount (per unit)  =   $10 X   ( ------------------- )   X  -    =    $1.55
                                                           (      1,281.91       )      3          ----


  Hypothetical Nikkei 225 Index Starting Value: 17,671.79
  Hypothetical closing value of the NIkkei 225 Index at maturity: 28,274.86 Hypothetical Adjusted Ending Value of the Nikkei 225 Index: 25,903.43

                                                              ( 25,903.43 - 17,671.79 )       1
   Nikkei 225 Index Redemption Amount (per unit)  =   $10 X   ( --------------------- )   X   -   =    $1.55
                                                              (       17,671.79       )       3


  Hypothetical Euro STOXX 50 Index Starting Value: 3,771.46
  Hypothetical closing value of the Euro STOXX 50 Index at maturity: 5,657.19 Hypothetical Adjusted Ending Value of the Euro STOXX 50 Index: 5,182.72

                                                                 ( 5,182.72 - 3,771.46 )       1
   Euro STOXX 50 Index Redemption Amount (per unit)  =   $10 X   ( ------------------- )   X   -   =    $1.25
                                                                 (      3,771.46       )       3



  Supplemental Redemption Amount = $1.55 + $1.55+ $1.25 = $4.35

  Total payment at maturity (per unit) = $10 + $4.35 = $14.35

Will I receive interest payments on the MITTS Securities?

      You will not receive any interest payments on the MITTS Securities, but will instead receive the principal amount plus the Supplemental Redemption Amount, if any, at maturity. We have designed the MITTS Securities for investors who are willing to forego market interest payments on the MITTS Securities, such as floating interest rates paid on standard senior non-callable debt securities, in exchange for the ability to participate in possible increases in the Underlying Indices.

Who publishes the Underlying Indices and what do they measure?

      The S&P 500 Index is published by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and is intended to provide an indication of the pattern of common stock price movement in the United States. The value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The market value for the common stock of a company is the product of the market price per share of the common stock and the number of outstanding shares of common stock. As of September 30, 1999, the 500 companies included in the S&P 500 Index represented approximately 85% of the aggregate market value of common stocks traded on the New York Stock Exchange; however, these 500 companies are not the 500 largest companies listed on the NYSE and not all of these 500 companies are listed on the NYSE. As of September 30, 1999, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 78% of the aggregate market value of United States domestic, public companies. Standard & Poor's chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which Standard & Poor's uses as an assumed model for the composition of the total market.

      The Nikkei 225 Index is a stock index published by Nihon Keizai Shimbun, Inc. ("NKS") that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 common stocks traded on the Tokyo Stock Exchange (the "TSE") and represents a broad cross section of Japanese industry. All 225 underlying stocks (the "Underlying Stocks") are stocks listed in the First Section of the TSE and are, therefore, among the most actively traded stocks on the TSE. The Nikkei 225 Index is a modified, price-weighted index, which means an Underlying Stock's weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer.

      The Euro STOXX 50 was created by STOXX, a joint venture founded by SWX-Swiss Exchange, SBF-Bourse de Paris, Deutsche Borse AG and Dow Jones. Publication of the Euro STOXX 50 began on February 26, 1998. The Euro STOXX 50 consists of the stocks of 50 European companies that are among the largest in market capitalization, highest in liquidity and are the leaders of their industrial sectors.

      Please note that an investment in the MITTS Securities does not entitle you to any ownership interest in the stocks of the companies included in the Underlying Indices.

How have the Underlying Indices performed historically?

      We have set forth the closing values of each of the Underlying Indices on the last business day of each month from January 1992 to September 1999. You can find tables with these values in the section entitled "Underlying Indices" in this prospectus supplement. We have also provided a graph to illustrate how the combination of the Underlying Indices has performed in the past. For further details on the calculation of the graph please refer to the section "Historical Month-End Closing Values of the Hypothetical Index" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Underlying Indices in various economic environments; however, past performance of the Underlying Indices is not necessarily indicative of how the Underlying Indices will perform in the future.

What about taxes?

      Each year, you will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a MITTS Security. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that
this estimated yield will equal   % per annum, compounded semiannually.

      Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a MITTS Security for $10 and hold the MITTS Security until maturity, you will be required to pay taxes on the following amounts of
ordinary income from the MITTS Securities each year: $    in 1999, $    in
2000, $    in 2001, $    in 2002, $    in 2003 and $    in 2004. However, in
2004, the amount of ordinary income that you will be required to pay taxes on
from owning each MITTS Security may be greater or less than $    , depending
upon the Supplemental Redemption Amount, if any, you receive. Also, if the
Supplemental Redemption Amount is less than $   , you may have a loss which you
could deduct against other income you may have in 2004, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see "United States Federal Income Taxation" in this prospectus supplement.

Will the MITTS Securities be listed on a stock exchange?

      The MITTS Securities have been approved for listing on the AMEX under the trading symbol "GMM", subject to official notice of issuance. You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review "Risk Factors--There may be an uncertain trading market for the MITTS Securities" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the MITTS Securities. After the initial offering, MLPF&S intends to buy and sell MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during the initial distribution of the MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Adjusted Ending Values, the Index Redemption Amounts and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as a subsidiary of ML&Co. and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC which you can find by referring to the section "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the MITTS Securities is subject to risk. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the MITTS Securities is suitable for you.

You may not earn a return on your investment

      You should be aware that if the sum of the Index Redemption Amounts does not exceed zero on the stated maturity date, the Supplemental Redemption Amount will be zero. This will be true even if the value of one or more of the Index Redemption Amounts is greater than zero but the sum of the Index Redemption Amounts is less than zero at maturity. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your MITTS Securities.

Your yield may be lower than the yield on a standard debt security of comparable maturity

      The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the stocks included in the Underlying Indices

      The value of each Underlying Index is calculated by reference to the prices of the common stocks included in that Underlying Index without taking into consideration the value of dividends paid on those stocks. The return on your MITTS Securities will not reflect the return you would realize if you actually owned the stocks included in each Underlying Index and received the dividends paid on those stocks because of the cumulative effect of the reduction caused by the Adjustment Factor applied to the closing values of each Underlying Index used to calculate that Underlying Index's Index Redemption Amount and because the value of each Underlying Index is calculated by reference to the prices of the stocks included in that Underlying Index without taking into consideration the value of dividends paid on those stocks.

Your return will not be adjusted for changes in currency exchange rates

      Although the stocks included in the Nikkei 225 Index and the Euro STOXX 50 are traded in various currencies and the MITTS Securities are denominated in U.S. dollars, we will not adjust the amount payable at maturity for the currency exchange rate in effect at the maturity of the MITTS Securities. Any amount in addition to the principal amount of each unit payable to you at maturity is based solely upon changes in the value of the Underlying Indices. Changes in exchange rates, however, may reflect changes in a country's economy which in turn may affect the value of an Underlying Index and the MITTS Securities.

There may be an uncertain trading market for the MITTS Securities

      The MITTS Securities have been approved for listing on the AMEX under the trading symbol "GMM", subject to official notice of issuance. While there have been a number of issuances of series of Market Index Target-Term Securities, trading volumes have varied historically from one series to another and it is therefore impossible to predict how the MITTS Securities will trade. You cannot assume that a trading market will develop for the MITTS Securities. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the MITTS Securities will depend on our financial performance, and other factors such as the increase, if any, in the value of the Underlying Indices.

      If the trading market for the MITTS Securities is limited, there may be a limited number of buyers for your MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

      The trading value of the MITTS Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the MITTS Securities caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the MITTS Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the value of an Underlying Index. The following paragraphs describe the expected impact on the market value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

      The values of the Underlying Indices are expected to affect the trading value of the MITTS Securities. We expect that the market value of the MITTS Securities will depend substantially on the amount, if any, by which each Underlying Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, exceeds the Starting Value for that Underlying Index. If you choose to sell your MITTS Securities when the value of each Underlying Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, exceeds the corresponding Starting Value of each Underlying Index, you may receive substantially less than the amount that would be payable at maturity based on that value because of the expectation that the Underlying Indices will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your MITTS Securities when the value of each Underlying Index is below, or not sufficiently above, the corresponding Starting Value of each Underlying Index, you may receive less than the $10 principal amount per unit of MITTS Securities. Because the Supplemental Redemption Amount equals the sum of the Index Redemption Amounts, an increase in the value of an Underlying Index may be offset by a decrease in the value of another Underlying Index. In general, rising dividend rates or dividends per share may increase the value of the Underlying Indices, while falling dividend rates may decrease the value of the Underlying Indices. Political, economic and other developments that affect the stocks underlying the Underlying Indices may also affect the value of the Underlying Indices and, indirectly, the value of the MITTS Securities.

      Changes in the levels of interest rates are expected to affect the trading value of the MITTS Securities. Because we will pay, at a minimum, the principal amount per unit of MITTS Securities at maturity, we expect that changes in interest rates will affect the trading value of the MITTS Securities. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the MITTS Securities will increase. In general, if interest rates in Japan or Europe increase, we expect that the trading value of the MITTS Securities will increase. If interest rates in Japan or Europe decrease, we expect that the trading value of the MITTS Securities will decrease. The level of interest rates in the U.S., Japan or Europe may also affect the applicable economies and, in turn, the value of the relevant Underlying Index. Rising interest rates may lower the value of an Underlying Index and, thus, may decrease the value of the MITTS Securities. Falling interest rates may increase the value of an Underlying Index and, thus, may increase the value of the MITTS Securities.

      Changes in the volatility of the Underlying Indices are expected to affect the trading value of the MITTS Securities. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. In general, if the volatility of the Underlying Indices increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the volatility of the Underlying Indices decreases, we expect that the trading value of the MITTS Securities will decrease.

      As the time remaining to maturity of the MITTS Securities decreases, the "time premium" associated with the MITTS Securities will decrease. We anticipate that before their maturity, the MITTS

Securities may trade at a value above that which would be expected based on the level of interest rates and the Underlying Indices. This difference will reflect a "time premium" due to expectations concerning the value of the Underlying Indices during the period before the stated maturity of the MITTS Securities. However, as the time remaining to the stated maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

      Changes in dividend yields of the stocks included in the Underlying Indices are expected to affect the trading value of the MITTS Securities. In general, if dividend yields on the stocks included in the Underlying Indices increase, we expect that the value of the MITTS Securities will decrease and, conversely, if dividend yields on the stocks included in the Underlying Indices decrease, we expect that the value of the MITTS Securities will increase.

      Changes in our credit ratings may affect the trading value of the MITTS Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because your return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the percentage increase in the value of the Underlying Indices at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the MITTS Securities.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities. However, we expect that the effect on the trading value of the MITTS Securities of a given change in the value of each Underlying Index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

Amounts payable on the MITTS Securities may be limited by state law

      New York State law governs the 1983 Indenture under which the MITTS Securities will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Risks associated with the Japanese and European securities markets

      The stocks that constitute the Nikkei 225 Index and the Euro STOXX 50 have been issued by companies in Japan and various European countries. You should be aware that investments in securities indexed to the value of these equity securities involve certain risks. The Japanese and European securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese and European securities markets and cross-shareholdings in companies on those markets may affect prices and volume of trading on those markets. Also, there is generally less publicly available information about Japanese and European companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and Japanese and European companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

      Securities prices in each country are subject to political, economic, financial and social factors that apply in that country. These factors, which could negatively affect that country's securities markets, include the possibility of recent or future changes in the government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to companies or investments in a country's equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the economy of each country may differ favorably or unfavorably from the U.S. economy with regard to growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the stocks included in the Underlying Indices or futures or options contracts on the Underlying Indices for our own accounts, for business reasons or in connection with hedging our obligations under the MITTS Securities. These transactions could affect the price of these stocks and, in turn, the value of the Underlying Indices in a manner that could be adverse to your investment in the MITTS Securities.

Potential conflicts

      Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Adjusted Ending Values, Index Redemption Amounts and the Supplemental Redemption Amount payable to you at maturity. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the MITTS Securities could give rise to conflicts of interests. These conflicts could occur, for instance, in connection with its determination as to whether the values of the Underlying Indices can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of an Underlying Index. See "Description of the MITTS Securities--Adjustments to the Underlying Indices; Market Disruption Events" and "--Discontinuance of the Underlying Indices" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the amounts due at maturity. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Uncertain tax consequences

      You should consider the tax consequences of investing in the MITTS Securities, aspects of which are uncertain. See "United States Federal Income Taxation" in this prospectus supplement.

                      DESCRIPTION OF THE MITTS SECURITIES

      ML&Co. will issue the MITTS Securities as a series of senior debt securities under the 1983 Indenture which is more fully described in the accompanying prospectus. The MITTS Securities will mature on November , 2004.

      While at maturity a beneficial owner of a MITTS Security will receive the principal amount of the MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "--Payment at maturity".

      The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under the section "--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus.

      ML&Co. will issue the MITTS Securities in denominations of whole units of $10.00 per unit.

      The MITTS Securities will not have the benefit of any sinking fund.

Payment at maturity

      At maturity, a beneficial owner of a MITTS Security will be entitled to receive the principal amount of that MITTS Security plus a Supplemental Redemption Amount, if any, all as provided below. If the Supplemental Redemption Amount does not exceed zero, you will be entitled to receive only the principal amount of your MITTS Securities.

      The "Supplemental Redemption Amount" for a MITTS Security will be determined by the calculation agent and will equal the sum of the Index Redemption Amounts, provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

      The "Index Redemption Amount" means, for each of the Underlying Indices:

                                                         ( Adjusted Ending Value - Starting Value )       1
principal amount of each MITTS Security ($10 per unit) X ( -------------------------------------- )   X   -
                                                         (          Starting Value                )       3


      "Starting Value" for each Underlying Index means the closing value of that Underlying Index on the Pricing Date. We will disclose the Starting Values to you in the final prospectus supplement delivered to you in connection with the sales of the MITTS Securities.

      The "Adjusted Ending Value" for each Underlying Index will be determined by the calculation agent and will equal the average or arithmetic mean of the closing values of that Underlying Index, as reduced by the application of the Adjustment Factor on each Calculation Day, determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Adjusted Ending Values will equal the average or arithmetic mean of the closing values of the applicable Underlying Index on those Calculation Days, as reduced by the application of the Adjustment Factor on each Calculation Day. If there is only one Calculation Day, then the Adjusted Ending Values will equal the closing value of the applicable Underlying Index on that Calculation Day, as reduced by the application of the Adjustment Factor on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Adjusted Ending Values will equal the closing value of the applicable Underlying Index determined on the last scheduled Index Business Day in the Calculation Period, as reduced by the application of the Adjustment Factor on that Index Business Day, regardless of the occurrence of a Market Disruption Event on that Index Business Day.

      The "Adjustment Factor" will be a fixed percentage which is expected to be between 1.5% and 2.0% per year and will be applied over the entire term of the MITTS Securities. On each calendar day during the term of the MITTS Securities, we will apply this percentage on a prorated basis based on a 365-day year to reduce the values used to calculate the Index Redemption Amounts on each Calculation Day during the Calculation Period. As a result of the cumulative effect of this reduction, the values used to calculate the Index Redemption Amounts during the Calculation Period will be approximately 7.23% to 9.53% less than the actual closing values of the Underlying Indices on each Calculation Day during the Calculation Period. We will determine the Adjustment Factor on the Pricing Date and it will appear in the final prospectus supplement delivered to you in connection with sales of the MITTS Securities.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

      "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" is a day on which the NYSE and the AMEX are open for trading and the Underlying Indices or any successor indices are calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the MITTS Securities.

Hypothetical returns

      The following table illustrates, for a range of average percentage changes from the Starting Value to the hypothetical closing value for the Underlying Indices:

    .  the total amount payable at maturity for each unit of MITTS
       Securities,

    .  the total rate of return to beneficial owners of the MITTS
       Securities,

    . the pretax annualized rate of return to beneficial owners of the MITTS Securities, and

    . the pretax annualized rate of return of an investment in the stocks included in the Underlying Indices, which includes an assumed aggregate dividend yield of 1.41% per annum, as more fully described below.

                                                                 Pretax
  Percentage change    Total amount               Pretax       annualized
from the hypothetical   payable at  Total rate  annualized   rate of return
  Starting Value to    maturity per of return     rate of      of stocks
  the hypothetical       unit of      on the     return on    included in
closing value of the    the MITTS     MITTS      the MITTS   the Underlying
Underlying Indices(1)   Securities  Securities Securities(2) Indices(2)(3)
---------------------  ------------ ---------- ------------- --------------
        -80%              10.00        0.00%       0.00%        -28.24%
        -60%              10.00        0.00%       0.00%        -16.12%
        -40%              10.00        0.00%       0.00%         -8.58%
        -20%              10.00        0.00%       0.00%         -3.02%
          0%              10.00        0.00%       0.00%          1.41%
         20%              10.99        9.94%       1.90%          5.13%
         40%              12.83       28.26%       5.03%          8.33%
         60%              14.66       46.58%       7.79%         11.14%
         80%              16.49       64.90%      10.25%         13.66%
        100%              18.32       83.23%      12.47%         15.94%
        120%              20.15      101.55%      14.50%         18.03%
        140%              21.99      119.87%      16.38%         19.95%
        160%              23.82      138.19%      18.11%         21.74%
        180%              25.65      156.52%      19.73%         23.41%
        200%              27.48      174.84%      21.25%         24.98%

--------
(1) The percentage change in the hypothetical Starting Value and the hypothetical closing value of each of the Underlying Indices does not reflect the application of the Adjustment Factor.

(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(3) This rate of return assumes:

  (a) a percentage change in the aggregate price of the stocks that equals the percentage change in the Underlying Indices from the hypothetical aggregate Starting Value to the relevant hypothetical aggregate closing value;

  (b) a constant dividend yield of 1.41% per annum, paid quarterly from the date of initial delivery of the MITTS Securities, applied to the value of the Underlying Indices at the end of each quarter assuming this value increases or decreases linearly from the hypothetical aggregate Starting Value to the applicable hypothetical aggregate closing value;

  (c) no transaction fees or expenses in connection with purchasing and holding stocks included in the Underlying Indices; and

  (d) an investment term of five years.

      The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by you and the resulting total and pretax annualized rates of return will depend entirely on the Starting Values, the Adjustment Factor and the actual Adjusted Ending Values determined by the calculation agent as provided in this prospectus supplement.

Adjustments to the Underlying Indices; Market Disruption Events

      If at any time the publisher of an Underlying Index changes its method of calculating that Underlying Index, or the value of an Underlying Index changes, in any material respect, or if an Underlying Index is in any other way modified so that the Underlying Index does not, in the opinion of the calculation agent, fairly represent the value of that Underlying Index had those changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of that Underlying Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to that Underlying Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Underlying Index, as adjusted. Accordingly, if the method of calculating an Underlying Index is modified so that the value of that Underlying Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust that Underlying Index in order to arrive at a value of that Underlying Index as if it had not been modified, e.g., as if the split had not occurred.

      "Market Disruption Event" means, with respect to any Underlying Index, the occurrence or existence of any suspension of, or limitation imposed on, trading, by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise, during the one-half hour period that ends at the regular official weekday time at which trading on the Index Exchange related to that Underlying Index occurs, on:

    (A) the Index Exchange in securities that comprise 20% or more of the value of that Underlying Index or

    (B) any exchanges on which futures or options on that Underlying Index are traded in those options or futures if, in the determination of the calculation agent, that suspension or limitation is material.

      For the purpose of the above definition:

    (1) a limitation on the hours and number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular hours of the relevant exchange, and

    (2) a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the relevant exchange will constitute a Market Disruption Event.

      "Index Exchange" means, with respect to any Underlying Index, the principal exchange on which the shares comprising that Underlying Index are traded.

Discontinuance of an Underlying Index

      If publication of any Underlying Index is discontinued and the calculation agent determines, in its sole discretion, that a published successor or substitute is comparable to that Underlying Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index for that Underlying Index and calculate the closing value as described above under "--Payment at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the MITTS Securities.

      In the event that the publication of any underlying Index is discontinued and:

    .  the calculation agent does not select a successor index, or

    . the successor index is no longer published on any of the Index Business Days during the Calculation Period,

the calculation agent will compute a substitute value for that Underlying Index in accordance with the procedures last used to calculate that Underlying Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for any Underlying Index as described below, the successor index or value shall be substituted for that Underlying Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

      If the publication of any Underlying Index is discontinued before the period during which the Index Redemption Amounts are to be determined and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

    .  the determination of the Adjusted Ending Value for that Underlying
       Index and

    . a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Index Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

      A "Business Day" is any day on which the NYSE and the AMEX are open for trading.

      Notwithstanding these alternative arrangements, discontinuance of the publication of any Underlying Index may adversely affect trading in the MITTS Securities.

Events of Default and Acceleration

      In case an Event of Default with respect to any MITTS Securities has occurred and is continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount of the MITTS Securities, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment was the stated maturity date of the MITTS Securities, provided, however, the Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the MITTS Securities had not been accelerated and had remained outstanding to the stated maturity date. See "--Payment at maturity" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

      In case of default in payment of the MITTS Securities, whether at the stated maturity or upon acceleration, from and after the maturity date the MITTS Securities will bear interest, payable upon demand of their beneficial
owners, at the rate of   % per annum, to the extent that payment of any
interest is legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of that amount has been made or duly provided for.

Depositary

 Description of the Global Securities

      Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MITTS Securities represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or holders of the MITTS Securities including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

 DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities will be issued for the MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of the MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts the MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

 Exchange for Certificated Securities

      If:

    . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

    . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

    . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the MITTS Securities,

the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive MITTS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, MITTS Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the MITTS Securities will be made by the underwriter in immediately available funds. ML&Co. will make all payments of principal and the Supplemental Redemption Amount, if any, in immediately available funds so long as the MITTS Securities are maintained in book-entry form.

                             THE UNDERLYING INDICES

The S&P 500 Index

      Standard & Poor's publishes the S&P 500 Index. The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 30, 1999, the 500 companies included in the S&P 500 Index represented approximately 85% of the aggregate market value of common stocks traded on the NYSE; however, these 500 companies are not the 500 largest companies listed on the NYSE and not all of these 500 companies are listed on the NYSE. As of September 30, 1999, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 78% of the aggregate market value of United States domestic, public companies. Standard & Poor's chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Four main groups of companies comprise the S&P 500 Index with the number of companies currently included in each group indicated in parentheses:
Industrials (377), Utilities (41), Transportation (11) and Financial (71). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. The S&P 500 Index does not reflect the payment of dividends on the stocks included in the S&P 500 Index.


Computation of the S&P 500 Index

      Standard & Poor's currently computes the S&P 500 Index as of a particular time as follows:

    (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

    (b) the market values of all component stocks as of that time are aggregated;

    (c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

    (d) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

    (e) the current aggregate market value of all component stocks is divided by the base value; and

    (f) the resulting quotient, expressed in decimals, is multiplied by ten.

      While Standard & Poor's currently employs the above methodology to calculate the S&P 500 Index, no assurance can be given that Standard & Poor's will not modify or change this methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to beneficial owners of MITTS Securities upon maturity or otherwise.

      Standard & Poor's adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor's to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

    .  the issuance of stock dividends,

    . the granting to shareholders of rights to purchase additional shares of stock,

    . the purchase of shares by employees pursuant to employee benefit plans,

    .  consolidations and acquisitions,

    . the granting to shareholders of rights to purchase other securities of ML&Co.,

    . the substitution by Standard & Poor's of particular component stocks in the S&P 500 Index, and

    .  other reasons.


      In these cases, Standard & Poor's first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

           Old Base Value    X       New Market Value     =       New Base Value
                                     ----------------
                                     Old Market Value

      The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500 Index.

Historical Data on the S&P 500 Index

      The following table sets forth the value of the S&P 500 Index at the end of each month from January 1992 through September 1999. These historical data on the S&P 500 Index are not necessarily indicative of the future performance of the S&P 500 Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the value of the S&P 500 Index during any period set forth below is not any indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the term of the MITTS Securities.

                     1992   1993   1994   1995   1996   1997    1998     1999
                    ------ ------ ------ ------ ------ ------ -------- --------
     January....... 408.78 438.78 481.61 470.42 636.02 786.16   980.28 1,279.64
     February...... 412.70 443.38 467.14 487.39 640.43 790.82 1,049.34 1,238.33
     March......... 403.69 451.67 445.77 500.71 645.50 757.12 1,101.75 1,286.37
     April......... 414.95 440.19 450.91 514.71 654.17 801.34 1,111.75 1,335.18
     May........... 415.35 450.19 456.51 533.40 669.12 848.28 1,090.82 1,301.84
     June.......... 408.14 450.53 444.27 544.75 670.63 885.14 1,133.84 1,372.71
     July.......... 424.22 448.13 458.26 562.06 639.95 954.29 1,120.67 1,328.72
     August........ 414.03 463.56 475.50 561.88 651.99 899.47   957.28 1,320.41
     September..... 417.80 458.93 462.71 584.41 687.31 947.28 1,017.01 1,282.71
     October....... 418.68 467.83 472.35 581.50 705.27 914.62 1,098.67    --
     November...... 431.35 461.79 453.69 605.37 757.02 955.40 1,163.63    --
     December...... 435.71 466.45 459.27 615.93 750.74 970.43 1,229.23    --

      On October 26, 1999 the closing value of the S&P 500 was 1,281.91.

License Agreement

      Standard & Poor's ("S&P") does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included in the S&P 500 Index. S&P makes no warranty, express or implied, as to results to be obtained by ML&Co., MLPF&S, holders of the MITTS Securities, or any other person or entity from the use of the S&P 500 Index or any data included in the S&P 500 Index in connection with the rights licensed under the license agreement described in this prospectus supplement or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index or any data included in the S&P 500 Index. Without limiting any of the above information, in no event shall S&P have any liability for any special, punitive, indirect or consequential damage, including lost profits, even if notified of the possibility of these damages.

      S&P and Merrill Lynch Capital Services, Inc. have entered into a non-exclusive license agreement providing for the license to Merrill Lynch Capital Services, Inc., in exchange for a fee, of the right to use indices owned and published by S&P in connection with some securities, including the MITTS Securities, and ML&Co. is an authorized sublicensee of Merrill Lynch Capital Services, Inc.

      The license agreement between S&P and Merrill Lynch Capital Services, Inc. provides that the following language must be stated in this prospectus supplement:

      "The MITTS Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to Merrill Lynch Capital Services, Inc. and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the MITTS Securities. S&P has no obligation to take the needs of ML&Co. or the holders of the MITTS Securities into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the MITTS Securities, prices at which the MITTS Securities are to initially be sold, or quantities of the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the MITTS Securities."

The Nikkei 225 Index

      All disclosure contained in this prospectus supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated, has been derived from the Stock Market Indices Data Book published by NKS and other publicly available sources. The information reflects the policies of NKS as stated in these sources; and the policies are subject to change at the discretion of NKS.

      The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 Underlying Stocks trading on the TSE and represents a broad cross-section of Japanese industry. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange.

      The Nikkei 225 Index is a modified, price-weighted index. Each stock's weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer. NKS calculates the Nikkei 225 Index by: multiplying the per share price of each Underlying Stock by the corresponding weighting factor for that Underlying Stock (a "Weight Factor"), calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set in 1949 at 225, was 10.74327 as of October 25, 1999, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Yen)50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of
(Yen)50. Each Weight Factor represents the number of shares of the related Underlying Stock which are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks, which is currently the TSE. The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

      In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, the level of the Nikkei 225 Index immediately after the change, will equal the level of the Nikkei 225 Index immediately prior to the change.

      Underlying Stocks may be deleted or added by NKS. However, to maintain continuity in the Nikkei 225 Index, the policy of NKS is generally not to alter the composition of the Underlying Stocks except when an Underlying Stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason; or transfer of the stock to the Second Section of the TSE. Upon deletion of a stock from the Underlying Stocks, NKS will select, in accordance with certain criteria established by it, a replacement for the deleted Underlying Stock. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Underlying Stocks. As a result, an existing Underlying Stock with low trading volume and not representative of a market will be deleted.

      NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The MITTS Securities are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this prospectus supplement that NKS makes any representation or warranty, implied or express, to ML&Co., the holder of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities in particular or the ability of the Nikkei 225 Index to track general stock market performance. NKS has no obligation to take the needs of ML&Co. or the holder of the MITTS Securities into consideration in determining, composing or calculating the Nikkei 225 Index. NKS is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be settled in cash. NKS has no obligation or liability in connection with the administration or marketing of the MITTS Securities.

      The use of and reference to the Nikkei 225 Index in connection with the MITTS Securities have been consented to by NKS, the publisher of the Nikkei 225 Index.

      None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any successor index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which the Nikkei 225 Index is applied in determining any Starting Values or Ending Values or any Supplemental Redemption Amount upon maturity of the MITTS Securities.

The Tokyo Stock Exchange

      The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

      Due to the time zone difference, on any normal trading day, the TSE will close prior to the opening of business in The City of New York on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

      The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, and these limitations may, in turn, adversely affect the value of the MITTS Securities.

Historical Data on the Nikkei 225 Index

      The following table sets forth the level of the Nikkei 225 Index at the end of each month from January 1992 through September 1999. These historical data on the Nikkei 225 Index are not necessarily indicative of the future performance of the Nikkei 225 Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the Nikkei 225 Index during any period set forth below is not an indication that the Nikkei 225 Index is more or less likely to increase or decrease at any time during the term of the MITTS Securities.

                          1992   1993   1994   1995   1996   1997   1998   1999
                         ------ ------ ------ ------ ------ ------ ------ ------
January................. 22,023 17,024 20,229 18,650 20,813 18,330 16,628 14,499
February................ 21,339 16,953 19,997 17,053 20,125 18,557 16,832 14,368
March................... 19,346 18,591 19,112 16,140 21,407 18,003 16,527 15,837
April................... 17,391 20,919 19,725 16,807 22,041 19,151 15,641 16,702
May..................... 18,348 20,552 20,974 15,437 21,956 20,069 15,671 16,112
June.................... 15,952 19,590 20,644 14,517 22,531 20,605 15,830 17,530
July.................... 15,910 20,380 20,449 16,678 20,693 20,331 16,379 17,862
August.................. 18,061 21,027 20,629 18,117 20,167 18,229 14,108 17,437
September............... 17,399 20,106 19,564 17,913 21,556 17,888 13,406 17,605
October................. 16,767 19,703 19,990 17,655 20,467 16,459 13,565   --
November................ 17,684 16,407 19,076 18,744 21,020 16,636 14,884   --
December................ 16,925 17,417 19,723 19,868 19,361 15,259 13,842   --

      On October 26, 1999 the closing value of the Nikkei 225 Index was
17,671.79.

The Euro STOXX 50

      The Euro STOXX 50 was created by STOXX, a joint venture founded by SWX-Swiss Exchange, SBF-Bourse de Paris, Deutsche Borse AG and Dow Jones. Publication of the Euro STOXX 50 began on February 26, 1998, based on an initial value of the Euro STOXX 50 of 1,000 at December 31, 1991.

      The Euro STOXX 50 is currently calculated by (i) multiplying the per share price of each underlying security by the number of outstanding shares (and, if the stock is not quoted in euro, then multiplied by the country currency and an exchange factor which reflects the exchange rate between the country currency and the euro); (ii) calculating the sum of all these products (this sum being hereinafter the "Index Aggregate Market Capitalization"); and
(iii) dividing the Index Aggregate Market Capitalization by a divisor which represents the Index Aggregate Market Capitalization on the base date of the Euro STOXX 50 and which can be adjusted to allow changes in the issued share capital of individual underlying securities, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits, to be made without distorting the Euro STOXX 50. Because of this capitalization weighting, movements in share prices of the underlying securities of companies with relatively greater market capitalization will have a greater effect on the value of the entire Euro STOXX 50 than will movements in share prices of the underlying securities of companies with relatively smaller market capitalization.

      The composition of the Euro STOXX 50 is reviewed annually, and changes are implemented on the third Friday in September, using market data from the end of July as the basis for the review process. Changes in the composition of the Euro STOXX 50 are made to ensure that the Euro STOXX 50 includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the Euro STOXX 50 are made entirely by STOXX without consultation with the corporations represented in the Euro STOXX 50 or ML&Co.. The Euro STOXX 50 is also reviewed on an ongoing basis, and change in the composition of the Euro STOXX 50 may be necessary if there have been extraordinary events for one of the issuers of the underlying securities, e.g., delisting, bankruptcy, merger or takeover. In these cases, the event is taken into account as soon as it is effective. The underlying securities may be changed at any time for any reason. Neither STOXX nor any of its founders is affiliated with ML&Co. and has participated in any way in the creation of the MITTS Securities.

      ML&Co. or its affiliates may presently or from time to time engage in business with the publishers, owners, founders or creators of the Euro STOXX 50 or any of its successors or one or more of the issuers of the underlying securities, including extending loans to, making equity investments in or providing advisory services, including merger and acquisition advisory services, to the publishers, their successors, founders or creators or to any of the issuers. In the course of business with issuers, ML&Co. or its affiliates may acquire non-public information with respect to the issuers. ML&Co. may also act as market maker for the common stocks of the issuers. ML&Co. does not make any representation to any purchaser of MITTS Securities with respect to any matters whatsoever relating to any of the publishers, their successors, founders or creators or to any of the issuers. Any prospective purchaser of MITTS Securities should undertake an independent investigation of the issuers of the underlying securities and with respect to the competency of its publisher to formulate and calculate the Euro STOXX 50 as in its judgment is appropriate to make an informed decision with respect to an investment in the MITTS Securities. The composition of the Euro STOXX 50 does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

      A representative of an affiliate of ML&Co. may from time to time be a member of the STOXX Limited Advisory Committee. STOXX states in its Guide to the Dow Jones STOXX Indexes that STOXX's Advisory Committee advises the Supervisory Board on matters relating to the Euro STOXX 50. This advisory committee proposes changes in the composition of the Euro STOXX 50 to the Supervisory Board and makes recommendations with respect to the accuracy and transparency of the index computation. Decisions on the composition and changes in the Euro STOXX 50 are reserved to the Supervisory Board.

Historical Data on the Euro STOXX 50

      Publication of the Euro STOXX 50 began on February 26, 1998. We have set forth the month-end historical values of the Euro STOXX 50 from January 1992 through September 1999 in this prospectus supplement. All historical data relating to periods before February 1998 were calculated as if the Euro STOXX 50 had existed during this period, based on an initial value of 1,000 on December 31, 1991. All historical data relating to periods after January 1998 are based on actual data from the Euro STOXX 50. These historical data on the Euro STOXX 50 are not necessarily indicative of the future performance of the Euro STOXX 50 or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the Euro STOXX 50 during any period set forth below is not an indication that the Euro STOXX 50 is more or less likely to increase or decrease at any time during the term of the MITTS Securities.

                           1992     1993     1994     1995     1996     1997     1998     1999
                         -------- -------- -------- -------- -------- -------- -------- --------
January................. 1,035.71 1,039.76 1,463.33 1,268.39 1,590.70 1,967.48 2,799.84 3,446.25
February................ 1,050.05 1,090.16 1,375.29 1,269.13 1,589.79 2,050.98 3,001.93 3,456.85
March................... 1,020.69 1,129.45 1,307.61 1,279.41 1,591.05 2,116.57 3,229.29 3,566.53
April................... 1,076.59 1,108.23 1,350.29 1,316.24 1,630.73 2,179.41 3,173.02 3,763.67
May..................... 1,102.19 1,122.36 1,285.87 1,350.12 1,626.68 2,255.19 3,322.08 3,607.75
June.................... 1,036.58 1,164.87 1,236.04 1,343.59 1,621.99 2,425.08 3,417.88 3,747.38
July....................   990.44 1,225.39 1,294.36 1,393.56 1,573.84 2,664.28 3,486.95 3,623.91
August..................   958.00 1,288.59 1,342.86 1,414.67 1,608.98 2,444.21 3,016.22 3,699.76
September...............   984.90 1,264.45 1,265.38 1,434.58 1,682.84 2,637.42 2,709.61 3,629.61
October.................   986.09 1,344.31 1,297.59 1,435.20 1,703.85 2,430.47 2,914.87    --
November................ 1,027.26 1,332.15 1,295.05 1,488.64 1,817.31 2,516.30 3,203.08    --
December................ 1,057.56 1,429.10 1,298.78 1,538.23 1,850.10 2,633.63 3,320.25    --

      On October 26, 1999 the closing value of the Euro STOXX 50 was 3,771.46.

      STOXX Ltd. and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use the Euro STOXX 50, which is owned and published by STOXX, in connection with certain securities, including the MITTS Securities.

      The license agreement between STOXX and ML&Co. provides that the following language must be set forth in this prospectus supplement:

      "The MITTS Securities are not sponsored, endorsed, sold or promoted by STOXX LIMITED ("STOXX") or Dow Jones & Company, Inc. ("Dow Jones"). Neither STOXX nor Dow Jones makes any representation or warranty, express or implied, to the owners of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities particularly. The only relationship of STOXX to ML&Co. is as the licensor of the Dow Jones STOXX, the Dow Jones Euro STOXX 50 and of certain trademarks, trade names and service marks of STOXX, and as the sublicensor of the Dow Jones STOXX, the Dow Jones Euro STOXX and of certain trademarks, trade names and service marks of Dow Jones. The aforementioned indices are determined, composed and calculated by STOXX or Dow Jones, as the case may be, without regard to ML&Co. or the MITTS Securities. Neither STOXX nor Dow Jones is responsible for or has participated in the determination of the timing of, prices at, or quantities of the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be converted into cash. Neither STOXX nor Dow Jones has any obligation or liability in connection with the administration, marketing or trading of the MITTS Securities.

      NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN AND NEITHER SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE MITTS SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER STOXX OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX AND ML&CO."

      The Dow Jones Euro STOXX 50 is owned by STOXX Ltd. and is a service mark of Dow Jones & Company, Inc., and has been licensed for certain purposes by ML&Co.(C) 1998 by STOXX Ltd. All rights reserved.

         HISTORICAL MONTH-END CLOSING VALUES OF THE HYPOTHETICAL INDEX

      In order to let you see how the Underlying Indices performed in the past, we have prepared a hypothetical index that shows how the combination of the Underlying Indices has performed in prior periods. Past movements of the Underlying Indices are not necessarily indicative of the future closing values of the Underlying Indices. To prepare this index we have done the following:

    . We set the index to 100 as of January 1992 and we calculated a multiplier for each Underlying Index so that at the conception of the index the sum of the products of each multiplier and the relevant Underlying Index equaled 100.

    . The value of the index at any time equals the sum of the products of each multiplier and the relevant Underlying Index. While the relative values of each of the Underlying Indices changed over time, the multiplier applicable to each Underlying Index remained constant.

[THE GRAPH APPEARING HERE SETS FORTH THE PERFORMANCE OF A HYPOTHETICAL INDEX PREPARED TO SHOW HOW THE COMBINATION OF THE UNDERLYING INDICES HAS PERFORMED FROM JANUARY 1992 THROUGH SEPTEMBER 1999. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 0 TO 300 IN INCREMENTS OF 50. THE HORIZONTAL AXIS HAS A RANGE OF DATES FROM JANUARY 1992 TO SEPTEMBER 1999 IN INCREMENTS OF ONE MONTH. THE TABLE BELOW SETS FORTH THE POINTS PLOTTED ON THE GRAPH.

                  1992    1993     1994    1995    1996    1997    1998    1999
                  ----    ----     ----    ----    ----    ----    ----    ----
January........  100.00   95.01   116.89  107.33  134.53  155.09  195.13  237.14
February.......   99.74   96.83   112.57  106.33  133.78  158.54  207.56  233.87
March..........   95.06  101.30   107.36  106.41  136.16  157.06  218.72  243.55
April..........   94.80  103.17   110.05  109.75  139.14  164.38  216.39  255.19
May............   97.05  103.88   110.37  110.24  140.10  172.04  219.52  246.59
June...........   90.76  103.89   107.20  109.63  140.98  181.34  226.35  258.99
July...........   90.49  106.77   109.91  115.90  134.12  194.24  228.35  251.95
August.........   91.90  111.12   113.23  118.75  135.43  179.49  196.39  253.02
Setember.......   92.09  108.51   108.05  120.88  142.77  189.10  190.37  248.01
October........   91.25  111.21   110.49  120.33  143.26  177.67  203.89      --
November.......   94.94  105.34   107.54  125.59  151.97  183.96  220.45      --
December.......   95.16  110.32   109.06  129.76  150.03  186.90  227.93      --]

      This graph is for historical information only and should not be used or interpreted as a forecast or indication of future values of the Underlying Indices or returns applicable to the MITTS Securities.

                     UNITED STATES FEDERAL INCOME TAXATION

      Set forth in full below is the opinion of Brown & Wood LLP, counsel to ML&Co., as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding MITTS Securities in a tax-deferred or tax-advantaged account, or persons holding MITTS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). The following discussion also assumes that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the MITTS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MITTS Securities arising under the laws of any other taxing jurisdiction.

      As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a MITTS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership for United States Federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a MITTS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a MITTS Security that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. ML&Co. currently intends to treat each MITTS Security as a debt instrument of ML&Co. for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities is based upon the assumption that each MITTS Security will be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. If the MITTS Securities are not in fact treated as debt instruments of ML&Co. for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a MITTS Security had the MITTS Securities in fact been treated as debt instruments of ML&Co. for United States Federal income tax purposes.

U.S. Holders

      On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the MITTS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

      In particular, solely for purposes of applying the Final Regulations to the MITTS Securities, ML&Co. has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal
to $    per unit (the "Projected Supplemental Redemption Amount"). This
represents an estimated yield on the MITTS Securities equal to    % per annum,
compounded semiannually. Accordingly, during the term of the MITTS Securities, a U.S. Holder of a MITTS Security will be required to include in income the sum of the daily portions of interest on the MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the MITTS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a MITTS Security's adjusted issue price will equal the MITTS Security's issue price (i.e., $10), increased by the interest previously accrued on the MITTS Security. At maturity of a MITTS Security, in the event that the actual Supplemental Redemption
Amount, if any, exceeds $    per unit (i.e., the Projected Supplemental
Redemption Amount), a U.S. Holder will be required to include the excess of the
actual Supplemental Redemption Amount over $    per unit (i.e., the Projected
Supplemental Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than $ per unit (i.e., the Projected Supplemental
Redemption Amount), the excess of $    per unit (i.e., the Projected
Supplemental Redemption Amount) over the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MITTS Security for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected
Supplemental Redemption Amount (i.e., $    per unit) in excess of the actual
Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules.

      Upon the sale or exchange of a MITTS Security prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a MITTS Security generally will equal such U.S. Holder's initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

      Prospective investors in the MITTS Securities should be aware that if a significant percentage of the total aggregate amount of the MITTS Securities originally issued are sold at a discount from the principal amount thereof, which is not expected to be the case, then the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, may be less than the principal amount of the MITTS Securities. In that event, if a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount equal to the principal amount thereof, the amount of the difference between the principal amount of the MITTS Securities and the issue price thereof generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each relevant date as an offset to that interest on each relevant date. In addition, on each relevant date, the U.S. Holder's adjusted tax basis in the MITTS Security will be reduced by the amount treated as an interest offset pursuant to the foregoing rule. Alternatively, in the event that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof and a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount that is less than the principal amount thereof, the amount of the difference between the principal amount of the MITTS Security and the amount paid by the U.S. Holder to purchase the MITTS Security generally would be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each relevant date as additional ordinary interest includible in income by the U.S. Holder on each relevant date. In that event, on each relevant date, the U.S. Holder's adjusted tax basis in the MITTS Security will be increased by the amount treated as additional ordinary interest income. In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchases) will be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

      All prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn:
Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

      The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

Hypothetical table

      The following table sets forth the amount of interest that will be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over an assumed term of approximately five years for the MITTS Securities based upon a hypothetical projected payment schedule for the MITTS Securities (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 6.98% per annum (compounded semiannually)) as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the MITTS Securities as if the MITTS Securities had been issued on October 27, 1999. The following table is for illustrative purposes only. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental

Redemption Amount and the actual estimated yield) will be determined by ML&Co. on the date the MITTS Securities are priced for initial sale to the public and will depend upon actual market interest rates (and thus ML&Co.'s borrowing costs for debt instruments with comparable maturities) as of that date. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final prospectus supplement delivered to investors in connection with sales of the MITTS Securities.

                                                                Total interest
                                                                deemed to have
                                               Interest deemed  accrued on the
                                                  to accrue    MITTS Securities
                                                   during      as of the end of
                                               accrual period   accrual period
     Accrual Period                              (per unit)       (per unit)
     --------------                            --------------- ----------------
October 27, 1999 through April 27, 2000.......     $0.3502         $0.3502
April 28, 2000 through October 27, 2000.......     $0.3614         $0.7116
October 28, 2000 through April 27, 2001.......     $0.3741         $1.0857
April 28, 2001 through October 27, 2001.......     $0.3871         $1.4728
October 28, 2001 through April 27, 2002.......     $0.4006         $1.8734
April 28, 2002 through October 27, 2002.......     $0.4146         $2.2880
October 28, 2002 through April 27, 2003.......     $0.4291         $2.7171
April 28, 2003 through October 27, 2003.......     $0.4441         $3.1612
October 28, 2003 through April 27, 2004.......     $0.4596         $3.6208
April 28, 2004 through October 27, 2004.......     $0.4756         $4.0964

--------
Hypothetical Projected Supplemental Redemption Amount = $4.0964 per unit.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MITTS Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the MITTS Security under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and
(c) provides the name and address of the beneficial owner. The statement may be made on the applicable IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the applicable IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

      Under current law, a MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual's death, payments in respect of such MITTS Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup withholding

      Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the MITTS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a MITTS Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

New withholding regulations

      On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                              ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code, as amended (the "Code") prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any MITTS Security on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of the MITTS Security will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the MITTS Securities will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the principal amount and the Supplemental Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the MITTS Securities and other securities. For further information on ML&Co. and the MITTS Securities, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                  UNDERWRITING

      MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase
from ML&Co. $       aggregate principal amount of MITTS Securities. The
underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the MITTS Securities if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the MITTS Securities directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the MITTS Securities subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      The underwriting of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the MITTS Securities. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the MITTS Securities.

      If the underwriter creates a short position in the MITTS Securities in connection with the offering, i.e., if it sells more units of the MITTS Securities than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the MITTS Securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MITTS Securities. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the MITTS Securities. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                        VALIDITY OF THE MITTS SECURITIES

      The validity of the MITTS Securities will be passed upon for ML&Co. and for the underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                           Page
                                                                           -----
Adjusted Ending Value.....................................................  S-5
Adjustment Factor.........................................................  S-5
Base Value................................................................  S-21
Business Day..............................................................  S-17
Calculation Day...........................................................  S-14
Calculation Period........................................................  S-14
Code......................................................................  S-33
Depositary................................................................  S-17
DTC.......................................................................  S-4
Dow Jones.................................................................  S-27
ERISA.....................................................................  S-33
Euro STOXX 50.............................................................  S-4
Final Regulations.........................................................  S-30
Index Aggregate Market Capitalization.....................................  S-25
Index Business Day........................................................  S-14
Index Exchange............................................................  S-16
Index Redemption Amount...................................................  S-4
Market Disruption Event...................................................  S-16
Market Value..............................................................  S-20
MITTS Securities..........................................................  S-1
ML&Co.....................................................................  S-4
MLPF&S....................................................................  S-4
New Regulations...........................................................  S-33
Nikkei 225 Index..........................................................  S-4
NKS.......................................................................  S-7
Non-U.S. Holder...........................................................  S-29
Pricing Date..............................................................  S-4
Principal Amount..........................................................  S-4
Projected Supplemental Redemption Amount..................................  S-30
S&P.......................................................................  S-22
S&P 500 Index.............................................................  S-4
Starting Value............................................................  S-4
STOXX.....................................................................  S-27
Successor Index...........................................................  S-16
Supplemental Redemption Amount............................................  S-4
TSE.......................................................................  S-7
U.S. Holder...............................................................  S-29
Underlying Indices........................................................  S-4
Underlying Stocks.........................................................  S-7
Weight Factor.............................................................  S-23
Withholding Agent.........................................................  S-32

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                              [Merrill Lynch LOGO]

                                2,500,000 Units

                           Merrill Lynch & Co., Inc.

                 Global Market Index Target-Term Securities(R)
                             due November   , 2004
                             "MITTS(R) Securities"

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------

                              Merrill Lynch & Co.

                               November   , 1999

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